Exhibit 5

	New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

July 16, 2015

SS&C Technologies Holdings, Inc.

80 Lamberton Road

Windsor, CT 06095

Ladies and Gentlemen:

We have acted as special counsel for SS&C Technologies Holdings, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating (i) to 3,146,437 shares (the “2002 Plan Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), deliverable pursuant to the Advent Software, Inc. 2002 Stock Plan, as amended and restated effective as of April 1, 2014 (the “2002 Plan”), and (ii) 1,416,661 shares (the “2008 Plan Shares) of Common Stock deliverable pursuant to the SS&C Technologies Holdings, Inc. 2008 Stock Incentive Plan (the “2008 Plan”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the 2002 Plan Shares and the 2008 Plan Shares, when delivered in accordance with the 2002 Plan or the 2008 Plan, as applicable, upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP